NEWS RELEASE

NOBLE ENERGY ANNOUNCES FIRST QUARTER 2018 RESULTS

HOUSTON (May 1, 2018) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced first quarter 2018 financial and operating results. Highlights include:

•	Delivered quarterly sales volumes of 361 MBoe/d(1) up 18 percent(2) from first quarter 2017 on organic capital expenditures of $781 million.

•	Increased U.S. onshore oil production over 30 percent(2) compared to the first quarter of 2017 driven by Delaware Basin growth.

•	Completed the Company’s third central gathering facility in the Delaware Basin.

•	Established a record for first quarter gross sales volumes in Israel of 959 MMcfe/d.

•	Secured contracts totaling up to an additional 740 MMcf/d of natural gas sales to customers in Egypt and Israel from Tamar and Leviathan.

•	Closed the divestments of the General Partner of CONE Gathering and a 7.5 percent working interest in the Tamar field, and announced the sale of the Gulf of Mexico business.

•	Reduced Noble Energy debt by $230 million and increased total financial liquidity to more than $5 billion at the end of the first quarter.

•	Announced $750 million share repurchase program and repurchased approximately $67.5 million of Noble Energy stock during late February and March.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Noble Energy is off to a fast start in 2018, building on our successes in 2017. In the first quarter, we accomplished numerous strategic objectives. Our portfolio transformation and superior execution capabilities have positioned us to continue driving improved capital efficiency and corporate returns. Our core positions in the U.S. onshore business provide a great foundation for high-return, high-margin growth. Offshore, we are maximizing cash flow from our assets, while progressing our world-class Leviathan development. Growing our cash flows enables us to accelerate direct return to shareholders through our buyback program and our recent dividend increase."

Accounting Standard Implementation

Beginning January 1, 2018, the Company modified the presentation of revenue and certain gathering and transportation expenses based on the timing of transfer of ownership of produced commodities in accordance with the implementation of FASB Accounting Standards Codification Standard 606 ("ASC 606"). In addition, the new standard impacted the presentation of natural gas and natural gas liquids (NGL) volumes sold under certain contracts, primarily in the DJ Basin. There was no impact on the Company's operating cash flows or net income.

First Quarter 2018 Results

First quarter net income attributable to Noble Energy totaled $554 million, or $1.14 per diluted share. The Company reported adjusted net income(3) and adjusted net income per share(3) attributable to Noble Energy for the quarter of $172 million, or $0.35 per diluted share, which excludes the impact of certain items typically not considered by analysts in formulating estimates. Adjusted EBITDAX(3) was $797 million.

During the first quarter, the Company invested $671 million in its upstream operations, with approximately 75 percent deployed to the Company's U.S. onshore plays and 22 percent spent in Israel primarily for Leviathan development. The Company also funded $110 million for U.S. onshore midstream assets. Consolidated capital included $139 million organic expenditures and $206 million for a pipeline acquisition, related to Noble Midstream Partners LP ("Noble Midstream").

Prior to the implementation of ASC 606, total company sales volumes for the first quarter 2018 were 361 thousand barrels of oil equivalent per day(1) (MBoe/d). Compared to the first quarter of 2017, sales volume increased by approximately 18 percent(2) driven by growth from the Company's U.S. onshore assets. Reflecting the implementation of ASC 606, first quarter 2018 sales volumes totaled 370 MBoe/d.

Unit operating expenses for the first quarter 2018 totaled $10.06 per barrel of oil equivalent (BOE)(1), including lease operating expenses (LOE), production and ad valorem taxes, gathering and transportation expenses, other royalty expense and marketing costs. In the U.S. onshore, slightly higher LOE was more than offset by lower gathering and transportation expenses.

Income from equity method investees for the quarter of $47 million was greater than expected, primarily due to the strength of liquids prices at the methanol and LPG plants in Equatorial Guinea. Midstream services revenue totaled $13 million for the quarter, primarily comprised of consolidated Noble Midstream third-party gathering revenue.

Further Strengthened the Balance Sheet

As part of the Company's long-term strategic plan and multi-year outlook, Noble Energy has prioritized the direct return of capital to shareholders. During the first quarter, Noble Energy repurchased nine percent of its announced $750 million share repurchase program. On April 23, 2018, Noble Energy increased its quarterly dividend 10 percent to $0.11 per share.

During the first quarter, the Company completed an amendment to its $4 billion revolving credit facility which extended the maturity date by two years to March 2023. Noble Midstream also completed a credit facility amendment, extending the maturity date of its revolver to March 2023 and increasing the facility size to $800 million.

The Company paid down $230 million of Noble Energy debt during the first quarter. Total financial liquidity increased to more than $5 billion, comprised of cash and Noble Energy's undrawn credit facility borrowing capacity. Subsequent to quarter-end, the Company issued an early call for $379 million of legacy Rosetta Resources Inc. notes, set to mature in May 2021 with a settlement date of May 1, 2018. Noble Midstream's outstanding debt at the end of the first quarter increased by $350 million, primarily as a result of the acquisition of the Saddle Butte pipeline.

Noble Energy's Investment Grade credit rating was reaffirmed during the first quarter. In addition, S&P revised its outlook for Noble Energy to stable from negative, while Fitch revised its outlook to positive from stable.

Solid U.S. Onshore Operations

Total sales volumes across the Company’s U.S. onshore assets averaged 237 MBoe/d(1) in the first quarter 2018, up approximately 40 percent(2) from the first quarter 2017. U.S. onshore oil volumes totaled 103 thousand barrels of oil per day (MBbl/d), up over 30 percent(2) from the first quarter of 2017, with the increase primarily driven by the Company’s Delaware Basin assets. Reflecting the implementation of ASC 606, first quarter 2018 U.S. onshore sales volumes totaled 246 MBoe/d.

The DJ Basin averaged 111 MBoe/d(1), up seven percent(2) from the first quarter of last year, with the oil mix increased to a record of 56 percent(1). Reflecting the implementation of ASC 606, first quarter 2018 DJ Basin sales volumes totaled 120 MBoe/d, with an oil mix of 52 percent. DJ Basin sales volumes were driven by continued strong well performance in the Company’s Wells Ranch and East Pony areas. The Company brought online 31 wells within the first quarter, consisting of 15 wells in Wells Ranch and 16 wells in East Pony. Late in the quarter, completion activity moved to the Mustang IDP area.

Sales volumes from the Company's Delaware Basin assets totaled 45 MBoe/d, with an oil mix of 69 percent. Compared to the first quarter of last year, sales volumes increased by over 85 percent(2). The Company brought online 13 wells in the first quarter, all of which were located on multi-well pads. The majority were landed within the Wolfcamp A Upper and Lower zones as well as one well in the Third Bone Spring and one well in the Wolfcamp C. Within the quarter, the Company expanded its produced water management program, with nearly 10 percent of water used in completions being recycled produced water.

In late March, the Company completed its third central gathering facility ("CGF") in the Delaware Basin operated by Noble Midstream. The facility represents the Company's first CGF in the southern portion of the Company's acreage. The Company commenced operations from its fourth CGF in late April, and expects one additional CGF online by the end of the second quarter.

Sales volumes from the Eagle Ford totaled 81 MBoe/d, and were impacted approximately 3 MBoe/d in the first quarter due to facility downtime impacts. Activity in the Eagle Ford focused on completions for wells expected online in the second quarter of 2018.

During the first quarter, Noble Energy averaged nine operated drilling rigs (one DJ, six Delaware and two Eagle Ford). The Company improved drilled footage per day in the first quarter compared to the 2017 average by three percent, 10 percent and seven percent in the DJ, Delaware and Eagle Ford, respectively.

Significant Milestones in the Eastern Mediterranean

March 2018 marked the five-year anniversary of first production from Tamar, offshore Israel. During the quarter, the field reached cumulative production of 1.5 Tcf since start-up. A record was established for first quarter gross sales volumes of 959 million cubic feet of natural gas equivalent per day (MMcfe/d). Net sales volumes totaled 263 MMcfe/d during the first quarter of 2018. On March 14, 2018, the Company closed the divestment of a 7.5 percent working interest in the Tamar field. Also during the first quarter, the Company exceeded more than three million man hours and one year of performance without a recordable safety incident.

Currently, development of the Leviathan project is approximately 45 percent complete and construction of the production platform continues to progress. A drilling rig arrived in March and commenced operations of the Leviathan-3 well in early April. The pipe lay vessel is on-site, installing infield flowlines and gas gathering pipelines which will connect to the platform. The project remains on budget and on schedule with first gas sales anticipated by the end of 2019.

Since year-end 2017, the Company has executed several natural gas contracts with customers in Egypt and Israel bringing total volumes under contract for Leviathan to over 900 MMcf/d. Included in this amount is a new agreement with an existing customer to provide approximately 40 MMcf/d beginning in the second quarter 2018 from Tamar, which will then transfer to Leviathan upon field start-up.

Continued Reliable Offshore Performance

Sales volumes for West Africa in the first quarter 2018 were 56 MBoe/d (30 percent oil), which were less than produced volumes by 2 MBoe/d.  The difference in sales and produced volumes was due to the lifting schedule for the Aseng and Alen fields. Also during the first quarter, the Company achieved more than two years without a recordable safety incident at Aseng and almost four years without a recordable safety incident at Alen.

Quarterly sales volumes in the Gulf of Mexico averaged 24 MBoe/d. The Company closed the sale of the U.S. Gulf of Mexico business on April 12, 2018.

Updated Guidance for ASC 606 and Timing of Portfolio Transactions

The Company's guidance has been updated to reflect the adoption of ASC 606 and the timing of the closing of the Gulf of Mexico transaction. The close of the Gulf of Mexico transaction, which occurred one month earlier than anticipated, impacted prior second quarter expectations by an estimated 7 MBoe/d and full year expectations by nearly 2 MBoe/d. The implementation of ASC 606 resulted in an uplift to second quarter and full year volumes of approximately 9 MBoe/d compared to prior estimates. Accounting for only these specific items, full year 2018 sales volumes have been increased to range between 350 and 360 MBoe/d.

The Company's unit operating expense guidance has been updated to reflect the increase in sales volumes. Compared to the Company's previously issued guidance, LOE per BOE and gathering and transportation expenses per BOE have each been reduced by ten cents.

Sales volumes for the second quarter of 2018 are expected to range between 340 and 350 MBoe/d (post ASC 606). The divestitures of the Gulf of Mexico and the 7.5 percent Tamar interest in Israel account for nearly 30 MBoe/d reduction (20 MBoe/d Gulf of Mexico and 10 MBoe/d Israel) from the first quarter 2018 to the second quarter. Gulf of Mexico sales volumes are included through the April 12, 2018 closing date. West Africa sales volumes are expected to be slightly higher than the first quarter as a result of lifting schedules. U.S. onshore oil volumes are expected to be higher than the first quarter, driven by the Delaware Basin.

The Company's full year capital expenditure range of $2.7 to $2.9 billion remains unchanged. For the second quarter, Noble Energy expects organic capital expenditures between $750 million and $850 million, with the majority to be spent in the DJ and Delaware basins and to progress Leviathan development. Second half of 2018 capital expenditures are expected to be lower than the first half reflecting front-end loaded infrastructure spend in the Mustang IDP and the Delaware Basin.

Additional details for first quarter results and guidance can be found in the quarterly supplement on the Company’s website, www.nblenergy.com.

(1)	Reflects historical presentation of sales volume, pre-implementation of ASC 606 accounting standard.

(2)	Pro forma for asset acquisitions and divestitures.

(3)	A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information

Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time on May 1, 2018. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 888-882-4478
International Dial in: 323-794-2149
Conference ID: 4898384

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets. Founded more than 85 years ago, the Company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Lauren Brown
(281) 872-3208
Lauren.Brown@nblenergy.com

Media Contacts
Reba Reid

(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2018 (1)	2017
Revenues
Oil, NGL and Gas Sales	$1,173	$994
Sale of Purchased Oil and Gas	53	—
Income from Equity Method Investees	47	42
Midstream Services Revenues – Third Party	13	—
Total Revenues	1,286	1,036
Operating Expenses
Lease Operating Expense	155	139
Production and Ad Valorem Taxes	54	41
Gathering, Transportation and Processing Expense	95	119
Other Royalty Expense	17	4
Marketing Expense	5	19
Exploration Expense	35	42
Depreciation, Depletion and Amortization	468	528
Purchased Oil and Gas	57	—
General and Administrative	104	99
(Gain) on Divestitures	(588)	—
Asset Impairments	168	—
Other Operating Expense, Net	8	10
Total Operating Expenses	578	1,001
Operating Income	708	35
Other Income
Loss (Gain) on Commodity Derivative Instruments	79	(110)
Interest, Net of Amount Capitalized	73	87
Other Non-Operating Expense (Income), Net	13	(1)
Total Other Expense (Income)	165	(24)
Income Before Income Taxes	543	59
Income Tax (Benefit) Expense	(31)	12
Net Income and Comprehensive Income Including Noncontrolling Interests	574	47
Less: Net Income & Comprehensive Income Attributable to Noncontrolling Interests (2)	20	11
Net Income & Comprehensive Income Attributable to Noble Energy	$554	$36

Net Income Attributable to Noble Energy Per Share of Common Stock
Income Per Share, Basic	$1.14	$0.08
Income Per Share, Diluted	$1.14	$0.08

Weighted Average Number of Shares Outstanding
Basic	487	431
Diluted	488	434

(1) On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result of adoption, we have changed the 2018 presentation of certain sales volumes, revenues and expenses related to sales of natural gas and NGLs based on the control model under ASC 606. 2017 information has not been recast to reflect this impact. See Schedule 4.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 1, 2018.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$992	$675
Accounts Receivable, Net	707	748
Other Current Assets	895	780
Total Current Assets	2,594	2,203
Net Property, Plant and Equipment	17,431	17,502
Other Noncurrent Assets	1,021	461
Goodwill	1,402	1,310
Total Assets	$22,448	$21,476
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,423	$1,161
Other Current Liabilities	791	578
Total Current Liabilities	2,214	1,739
Long-Term Debt	6,858	6,746
Deferred Income Taxes	976	1,127
Other Noncurrent Liabilities	1,013	1,245
Total Liabilities	11,061	10,857
Total Shareholders' Equity	10,362	9,936
Noncontrolling Interests (1)	1,025	683
Total Equity	11,387	10,619
Total Liabilities and Equity	$22,448	$21,476

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 1, 2018.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net Income Including Noncontrolling Interests (1)	$574	$47
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	468	528
Asset Impairments	168	—
Deferred Income Tax Benefit	(157)	—
Loss (Gain) on Commodity Derivative Instruments	79	(110)
Net Cash Received in Settlement of Commodity Derivative Instruments	(28)	3
Gain on Divestitures	(588)	—
Other Adjustments for Noncash Items Included in Income	(2)	20
Net Changes in Working Capital	69	48
Net Cash Provided by Operating Activities	583	536
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(787)	(587)
Acquisitions, Net of Cash Acquired(2)	(650)	(346)
Proceeds from Sale of 7.5% Interest in Tamar and Dalit Fields	487	—
Proceeds from Sale of CONE Gathering LLC	308	—
Proceeds from Divestitures and Other	70	40
Net Cash Used in Investing Activities	(572)	(893)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(48)	(44)
Purchase and Retirement of Common Stock	(67)	—
Proceeds from Noble Midstream Services Revolving Credit Facility	350	—
Contributions from Noncontrolling Interest and Other	333	—
Repayment of Revolving Credit Facility	(230)	—
Other	(40)	(22)
Net Cash Provided by (Used in) Financing Activities	298	(66)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	309	(423)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period(3)	713	1,210
Cash, Cash Equivalents, and Restricted Cash at End of Period(4)	$1,022	$787

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three months ended March 31, 2018 and 2017, Net Income includes Net Income Attributable to Noncontrolling Interests in NBLX.
(2) For the three months ended March 31, 2018, acquisitions, net of cash acquired relates to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC.
(3) As of the beginning of the periods presented, includes $38 million and $30 million of restricted cash, respectively.
(4) Includes $30 million of restricted cash as of March 31, 2018.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 1, 2018.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended
	March 31,
Sales Volumes	2018 (1) Post ASC 606 Adoption	2018 (1) Pre ASC 606 Adoption	2017 As Reported
Crude Oil and Condensate (MBbl/d)
United States Onshore	103	103	75
United States Gulf of Mexico	19	19	24
Equatorial Guinea	15	15	18
Equity Method Investee - Equatorial Guinea	2	2	2
Total	139	139	119
Natural Gas Liquids (MBbl/d)
United States Onshore(1)	63	59	47
United States Gulf of Mexico	1	1	2
Equity Method Investee - Equatorial Guinea	5	5	6
Total	69	65	55
Natural Gas (MMcf/d)
United States Onshore(1)	482	451	707
United States Gulf of Mexico	22	22	23
Israel	261	261	271
Equatorial Guinea	206	206	244
Total	971	940	1,245
Total Sales Volumes (MBoe/d)
United States Onshore	246	237	240
United States Gulf of Mexico	24	24	30
Israel	44	44	46
Equatorial Guinea	49	49	58
Equity Method Investee - Equatorial Guinea	7	7	8
Total Sales Volumes (MBoe/d)	370	361	382

Total Sales Volumes (MBoe)	33,252	32,413	34,334

Price Statistics - Realized Prices (2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$61.50	$61.50	$48.88
United States Gulf of Mexico	64.55	64.55	49.49
Equatorial Guinea	68.14	68.14	53.42
Natural Gas Liquids ($/Bbl)
United States Onshore(1)	$25.47	$26.33	$23.85
United States Gulf of Mexico	28.41	29.51	27.05
Natural Gas ($/Mcf)
United States Onshore(1)	$2.60	$2.77	$3.45
United States Gulf of Mexico	3.54	3.54	3.14
Israel	5.48	5.48	5.32
Equatorial Guinea	0.27	0.27	0.27

(1) On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result of adoption, and effective first quarter 2018, we have changed the presentation of certain sales volumes, revenues and expenses related to sales of natural gas and NGLs based on the control model under ASC 606. For comparability purposes, we have presented revenues, expenses and volumes under the new guidance per ASC 606 as well as under the pre ASC 606 for first quarter 2018. 2017 information has not been recast to reflect this impact.
(2) Average realized prices do not include gains or losses on commodity derivative instruments.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Income Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Income (Loss) Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted income (loss) attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted income (loss) attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted income (loss) attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted income (loss) attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2018	2017
Net Income Attributable to Noble Energy (GAAP)	$554	$36
Adjustments to Net Income
Gain on Divestitures	(588)	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	51	(107)
Undeveloped Leasehold Impairment	—	18
Loss on Investment in Tamar Petroleum Ltd., Net	29	—
Asset Impairments	168	—
Other Adjustments	18	2
Total Adjustments Before Tax	(322)	(87)
Current Income Tax Effect of Adjustments (1)	113	(2)
Deferred Income Tax Effect of Adjustments (1)	(173)	30
Adjustments to Net Income, After Tax	$(382)	$(59)
Adjusted Net Income (Loss) Attributable to Noble Energy (Non-GAAP)	$172	$(23)

Net Income Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$1.14	$0.08
Gain on Divestitures	(1.21)	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	0.10	(0.25)
Undeveloped Leasehold Impairment	—	0.04
Loss on Investment in Tamar Petroleum Ltd., Net	0.06	—
Asset Impairments	0.34	—
Other Adjustments	0.05	0.01
Current Income Tax Effect of Adjustments (1)	0.23	—
Deferred Income Tax Effect of Adjustments (1)	(0.36)	0.07
Adjusted Net Income (Loss) Attributable to Noble Energy Per Share, Diluted (Non-GAAP)	$0.35	$(0.05)

Weighted Average Number of Shares Outstanding, Basic	487	431
Weighted Average Number of Shares Outstanding, Diluted	488	434

(1) Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Income Including Noncontrolling Interest (GAAP) to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income including noncontrolling interest (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended March 31,
	2018	2017
Net Income Including Noncontrolling Interest (GAAP)	$574	$47
Adjustments to Net Income, After Tax(1)	(382)	(59)
Depreciation, Depletion, and Amortization	468	528
Exploration Expense(2)	35	24
Interest, Net of Amount Capitalized	73	87
Current Income Tax Expense(3)	13	14
Deferred Income Tax Expense (Benefit)(3)	16	(30)
Adjusted EBITDAX (Non-GAAP)	$797	$611

(1) See Schedule 5: Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to Adjusted Income (Loss) Attributable to Noble Energy (Non-GAAP).
(2) Represents remaining Exploration Expense after reversal of Adjustments to Net Income, After Tax, above.
(3) Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Income, After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended March 31,
	2018	2017
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based)	$781	$616
Acquisition Capital Attributable to Noble Energy	—	323
NBLX Capital Expenditures (4)	345	60
Total Reported Capital Expenditures (Accrual Based)	$1,126	$999

(4) NBLX Capital Expenditures for the three months ended March 31, 2018 includes $206 million related to the acquisition of Saddle Butte Rockies Midstream, LLC.